Exhibit 99.1
Acacia Research Reports Second Quarter 2022 Financial Results

New York, NY, August 11, 2022 - Acacia Research Corporation (Nasdaq: ACTG) (“Acacia” or the “Company”) today reported financial results for the three and six months ended June 30, 2022.

Key Business Highlights
•Generated $16.7 million in consolidated revenue for the quarter, down from $17.4 million in revenue in the second quarter of 2021.
•Recorded $11.5 million in realized gains during the quarter, including $5.2 million from the Life Science Portfolio.
•Repurchased 6.1 million shares at an average price of $4.64 as part of $40.0 million repurchase authorization. The Company completed this buyback subsequent to the end of the quarter.
•In April 2022, Mycovia Pharmaceuticals received FDA approval on its drug VIVJOA™ (otesecanazole) for the treatment of recurrent vulvovaginal candidiasis, triggering a $26.7 million milestone payment to Acacia for its share of ownership of Viamet Pharmaceuticals, anticipated to be received later in 2022.
•Repaid $50 million in debt owed to Starboard Value, LP, during the quarter.
•Realized and unrealized gains from the Life Science portfolio totaled $267 million at June 30, 2022, based on the value of public holdings and the carrying value of the Private Securities.

Second Quarter 2022 Financial Highlights
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Intellectual property operations	$8.1	$17.4	$10.7	$23.2
Industrial operations	8.7	—	19.5	—
Total revenues	$16.7	$17.4	$30.2	$23.2
Operating (loss) income	$(5.7)	$1.6	$(14.2)	$(4.0)
Unrealized gains (losses) [1]	$(57.6)	$11.2	$(229.9)	$49.0
Realized gains	$11.5	$14.6	$78.4	$15.4
Non-cash derivative liability (loss) [2]	$(35.1)	$(5.6)	$(7.0)	$(204.5)
GAAP Net (loss) income	$(61.5)	$19.7	$(134.8)	$(144.8)
GAAP Diluted (loss) income per share	$(1.44)	$0.23	$(3.06)	$(3.02)

[1] Unrealized gains and (losses) are related to the change in fair value of Acacia’s equity securities as of the end of the reported period.
[2] The non-cash derivative liability (loss) is related to the change in fair value of Acacia’s Series A and B warrants and embedded derivatives.

Clifford Press, Chief Executive Officer, stated, “Our strategic partnership with Starboard Value, LP has generated significant value since it was initiated two and a half years ago. We have formed a Special Committee of the Board of Directors that is being advised by independent advisors to review the Starboard relationship with the objective of establishing a simplified capital structure with increased capital resources for the next phase of the Company’s growth.”
“Recent economic conditions, including rising interest rates, have increased the quantity and quality of companies in our pipeline,” added Mr. Press. “We evaluate ongoing transactions in light of changing business conditions and adjusted valuations and maintain a strong capital base to act on opportunities.”
Second Quarter 2022 Financial Summary:
•Total revenues were $16.7 million, compared to $17.4 million in the same quarter last year.
◦Printronix generated $8.7 million in revenue in the quarter.

◦The Intellectual Property business generated $8.1 million in licensing and other revenue during the quarter, compared to $17.4 million in the same quarter last year.
•General and administrative expenses were $10.7 million, compared to $6.5 million in the same quarter of last year due to the inclusion of Printronix operating expenses, as well as increased business development and personnel expenses related to the Company’s transaction organization. Deal costs are expensed as incurred, and not capitalized.
•Operating loss of $5.7 million, compared to operating income of $1.6 million in the same quarter of last year, primarily as a result of the Company’s acquisition infrastructure buildout.
◦Printronix contributed $1.1 million in operating loss, a reflection of seasonality.
•GAAP Net loss of $61.5 million, or $1.44 per diluted share, compared to net income of $19.7 million, or $0.23 per diluted share, in the second quarter of last year.
◦Net loss included $11.5 million in realized gains, offset by $57.6 million in unrealized losses, related to the decline in share price of certain holdings, as well as the reversal of unrealized gains previously recorded for shares sold during the quarter for realized gains.
◦The Company recognized a non-cash expense of $35.1 million related to the change in fair value of the Starboard warrants and embedded derivative liabilities due to the appreciation in Acacia’s stock price during the quarter.

Balance Sheet and Capital Structure
•Cash, cash equivalents and equity investments measured at fair value totaled $390.3 million as of June 30, 2022 compared to $670.7 million as of December 31, 2021.
•Equity securities without readily determinable fair value totaled $5.8 million at June 30, 2022, compared to $5.8 million at December 31, 2021.
•Investment securities representing equity method investments totaled $48.0 million at June 30, 2022 (net of noncontrolling interests), compared to $19.9 million at December 31, 2021. The increase relates to milestone payments during the quarter earned by MalinJ1 through its interest in Viamet, but not yet received. Acacia owns 64% of MalinJ1.
•Total indebtedness, which represents the Senior Secured Notes issued to Starboard Value LP, was $115.8 million at June 30, 2022. During the second quarter, the Company repaid $50 million in Starboard Notes. Subsequent to the end of the quarter, the Company repaid an additional $55 million in Starboard Notes.
•The Company’s current book value totaled $268.2 million, or $6.60 per share, as of June 30, 2022, compared to $345.5 million, or $7.42 per share as of March 31, 2022, and $430.5 million, or $8.80 per share, as of December 31, 2021. Acacia’s current book value reflects the impact of the outstanding warrant and the embedded derivative liabilities. Assuming full exercise of all issued derivatives, Acacia’s pro forma book value would rise to $911.3 million, or $5.87 per share, down from $952.2 million, or $5.91 per share as of March 31, 2022, and $1.1 billion, or $6.51 per share, as of December 31, 2021. Pro forma book value per share has declined by 10% during the first half of the year primarily due to the decline in the value of the Company’s Oxford Nanopore Technologies holding.

Acacia has generated $407.9 million in proceeds from sales and royalties of the Life Science Portfolio through June 30, 2022, which was purchased for an aggregate price of $297 million. The remaining positions in the Life Science Portfolio represent $155.9 million in book value as shown below:

Public Securities
Based on Market Value (at June 30, 2022)

Company	Ticker	Number of Shares	Value

Oxford Nanopore Technologies plc [1]	LSE: ONT	13.8 mm	$46.2 mm
Arix Bioscience plc	LSE: ARIX	29.0 mm	$38.9 mm
Immunocore Holdings plc [2]	NASDAQ: IMCR	0.46 mm	$17.0 mm
Total Public Holdings			$102.1 mm

(1) Sold 300,000 shares in the second quarter of 2022 for approximately $1.2 million of gross proceeds.
(2) Sold 225,000 shares in the second quarter of 2022 for approximately $7.8 million of gross proceeds.

Private Securities
Based on Cost or Equity Accounting Value (at June 30, 2022)

Company	Ownership Percentage	Value

Viamet Pharmaceuticals, Inc. [3]	26%
AMO Pharma	24%	$53.8 mm
NovaBiotics	4%

Total Private Holdings		$53.8 mm
(3) Viamet value is based on equity method accounting value, reflecting Acacia’s share of Viamet through ownership of MalinJ1.

Pro Forma Book Value and Changes to Derivative Valuations
As of June 30, 2022, book value was $268.2 million and there were 40.6 million shares of common stock outstanding, for a book value per share of $6.60, down from $7.42 as of March 31, 2022, and $8.80 as of December 31, 2021. The decrease since December 31, 2021 is due to the decrease in our asset values, primarily cash and equity securities at fair value. Total liabilities for warrants and preferred stock to be eliminated upon exercise or expiration of all such warrants and preferred stock were $115.3 million as of June 30, 2022. All of these derivative liabilities would be eliminated upon exercise or expiration of all such warrants and preferred stock.

Under GAAP, book value reflects the impact of the liabilities associated with potential issuance of shares related to the exercise of the Company’s warrants and conversion of the Company’s convertible preferred stock. As the value of those liabilities varies with fluctuations in the Company’s stock price, management believes a presentation of book value assuming full exercise of all warrants and conversion of all preferred stock presents a useful measure of book value for investors. However, this calculation has its limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of book value calculated in accordance with GAAP.

Book value as of June 30, 2022 reflects the impact of the following:

•$115.8 million of face value of Notes issued to Starboard Value LP, all of which may be used to exercise Series B warrants at $3.65 per share;
•$35.0 million in face value of Series A preferred stock issued to Starboard Value LP; and
•$115.3 million of warrants and embedded derivative liabilities associated with all preferred stock and warrants held by Starboard Value LP, to be eliminated upon exercise or expiration of all such warrants and preferred stock.

Assuming Starboard Value LP converted all preferred stock and exercised all warrants:

•$115.0 million of liabilities attributable to the Notes would be eliminated, and 31.5 million shares of common stock would be issued;
•$35.0 million in face value of preferred stock would be eliminated, and 9.6 million shares of common stock would be issued;
•$115.3 million of embedded derivative liabilities attributable to the warrants and preferred stock would be eliminated; and
•$377.8 million of cash would be added upon exercise of the remaining Series B warrants and Series A warrants, and 73.5 million shares of common stock would be issued.

The expected impact of this would be an incremental $643.1 million in book value, and an incremental 114.6 million of shares outstanding. Assuming such conversion and exercise, pro forma book value would be $911.3 million, and diluted shares outstanding would be 155.2 million, resulting in book value per share of $5.87, as compared to $5.91 as of March 31, 2022, and $6.51 as of December 31, 2021. The $5.25 per share cash exercise feature of 68.5 million Series B warrants will expire on August 25, 2022.

Share Repurchase Program
As previously reported, effective March 31, 2022, the Company’s Board of Directors approved a new stock repurchase program for up to $40.0 million of shares of common stock. During the quarter, the Company repurchased 6.1 million shares at an average price of $4.64 per share, for a total of $28.5 million. Subsequent to the end of the quarter, the Company completed the $40 million authorization. As of August 8, 2022, the number of shares outstanding was 38.3 million. The Board will continue to evaluate uses of capital in the future.

Investor Conference Call:
The Company will host a conference call today, August 11, 2022 at 11 a.m. Eastern Time (8 a.m. Pacific Time).

To access the live call, please dial 888-506-0062 (U.S. and Canada) or 973-528-0011 (international) and if requested, reference conference ID 536777. The conference call will also be simultaneously webcasted on the investor relations section of the Company’s website at http://www.acaciaresearch.com under Events & Presentations. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 30 days.

About the Company

Acacia is a permanent capital platform with a strategy to purchase businesses based on the differentials between public and private market valuations. Acacia leverages its (i) access to flexible capital that can be deployed opportunistically as a result of its strategic partnership with Starboard Value LP, (ii) disciplined focus on identifying opportunities where it can be an advantaged buyer, initiate a transaction opportunity spontaneously, avoid a traditional sale process and complete the purchase of a business, division or other asset at an attractive price, (iii) willingness to invest across industries and in off-the-run, often misunderstood assets that suffer from a complexity or multi-factor discount, (iv) relationships and partnership abilities across functions and sectors, and (v) strong expertise in corporate governance and operational transformation. Acacia seeks to identify opportunities where it believes it is an advantaged buyer, where it can avoid structured sale processes and create the opportunity to purchase businesses, divisions and/or assets of companies at an attractive price due to Acacia’s unique capabilities, relationships or expertise, or Acacia believes the target would be worth more to it than to other buyers. Additional information about Acacia and its subsidiaries is available at www.acaciaresearch.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations and speak only as of the date hereof. The Company’s actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the Company’s ability to successfully implement its strategic plan, the ability of the Company to renegotiate the terms of its relationship with
Starboard Value, LP, the ability to successfully identify and complete strategic acquisitions of businesses, divisions, and/or assets, the ability to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions, including the impact of the COVID-19 pandemic and the success of the Company’s investments. The Company’s Annual Report on Form 10-K, and other SEC filings discuss some of the important risks and uncertainties that may affect the Company’s business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.
The results achieved by the Company in prior periods are not necessarily indicative of the results to be achieved by us in any subsequent periods. It is currently anticipated that the Company’s financial results will vary, and may vary significantly, from quarter to quarter.

Investor Contact:
FNK IR
Rob Fink, 646-809-4048
rob@fnkir.com

ACACIA RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$263,945	$308,943
Equity securities at fair value	126,345	361,778
Equity securities without readily determinable fair value	5,816	5,816
Investment securities - equity method investments	73,020	30,934
Accounts receivable, net	13,692	9,517
Inventories, net	12,056	8,930
Prepaid expenses and other current assets	5,291	4,764
Total current assets	500,165	730,682

Long-term restricted cash	—	418
Property, plant and equipment, net	3,883	4,183
Goodwill	7,470	7,470
Other intangible assets, net	42,725	48,793
Leased right-of-use assets	2,415	2,027
Other non-current assets	5,041	5,283
Total assets	$561,699	$798,856

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,484	$5,440
Accrued expenses and other current liabilities	6,841	6,227
Accrued compensation	4,108	3,698
Royalties and contingent legal fees payable	2,581	2,463
Deferred revenue	1,378	1,114
Senior secured notes payable	115,828	181,248
Total current liabilities	136,220	200,190

Deferred revenue, net of current portion	623	581
Series A warrant liabilities	12,785	11,291
Series A embedded derivative liabilities	23,599	18,448
Series B warrant liabilities	96,781	96,378
Long-term lease liabilities	2,254	2,027
Deferred income tax liabilities, net	3,052	18,552
Other long-term liabilities	1,066	6,161
Total liabilities	276,380	353,628

Commitments and contingencies

Series A redeemable convertible preferred stock, par value $0.001 per share; stated value $100 per share; 350,000 shares authorized, issued and outstanding as of June 30, 2022 and December 31, 2021; aggregate liquidation preference of $35,000 as of June 30, 2022 and December 31, 2021	17,145	14,753

Stockholders' equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.001 per share; 300,000,000 shares authorized; 40,622,465 and 48,807,748 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	41	49
Treasury stock, at cost, 13,877,003 and 5,388,469 shares as of June 30, 2022 and December 31, 2021, respectively	(86,781)	(47,281)
Additional paid-in capital	646,352	648,389
Accumulated deficit	(316,493)	(181,724)
Total Acacia Research Corporation stockholders' equity	243,119	419,433

Noncontrolling interests	25,055	11,042

Total stockholders' equity	268,174	430,475

Total liabilities, redeemable convertible preferred stock, and stockholders' equity	$561,699	$798,856

ACACIA RESEARCH CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenues:
Intellectual property operations	$8,062	$17,400	$10,677	$23,203
Industrial operations	8,655	—	19,547	—
Total revenues	16,717	17,400	30,224	23,203

Costs and expenses:
Cost of revenues - intellectual property operations	4,634	9,253	9,198	14,566
Cost of sales - industrial operations	4,592	—	8,784	—
Engineering and development expenses - industrial operations	145	—	335	—
Sales and marketing expenses - industrial operations	2,294	—	4,310	—
General and administrative expenses	10,722	6,503	21,775	12,669
Total costs and expenses	22,387	15,756	44,402	27,235
Operating (loss) income	(5,670)	1,644	(14,178)	(4,032)

Other (expense) income:
Equity securities investments:
Change in fair value of equity securities	(57,647)	11,158	(229,850)	49,007
Gain on sale of equity securities	11,498	14,617	78,374	15,436
Earnings on equity investment in joint venture	42,085	7	42,085	2,737
Net realized and unrealized (loss) gain	(4,064)	25,782	(109,391)	67,180
Change in fair value of investment	—	—	—	(2,752)
Gain on sale of investment	—	—	—	3,591
Change in fair value of the Series A and B warrants and embedded derivatives	(35,146)	(5,576)	(7,048)	(204,485)
Loss on foreign currency exchange	(1,814)	(152)	(2,627)	(176)
Interest expense on Senior Secured Notes	(1,859)	(1,607)	(4,460)	(2,764)
Interest income and other, net	863	85	1,870	59
Total other (expense) income	(42,020)	18,532	(121,656)	(139,347)

(Loss) income before income taxes	(47,690)	20,176	(135,834)	(143,379)

Income tax benefit (expense)	200	(510)	15,078	(520)

Net (loss) income including noncontrolling interests in subsidiaries	(47,490)	19,666	(120,756)	(143,899)

Net income attributable to noncontrolling interests in subsidiaries	(14,013)	(6)	(14,013)	(906)

Net (loss) income attributable to Acacia Research Corporation	$(61,503)	$19,660	$(134,769)	$(144,805)

(Loss) income per share:
Net (loss) income attributable to common stockholders - Basic	$(63,443)	$15,234	$(138,560)	$(147,099)
Weighted average number of shares outstanding - Basic	43,988,677	48,729,020	45,259,435	48,662,897
Basic net (loss) income per common share	$(1.44)	$0.31	$(3.06)	$(3.02)
Net (loss) income attributable to common stockholders - Diluted	$(63,443)	$18,928	$(138,560)	$(147,099)
Weighted average number of shares outstanding - Diluted	43,988,677	83,086,980	45,259,435	48,662,897
Diluted net (loss) income per common share	$(1.44)	$0.23	$(3.06)	$(3.02)